Shareholder meeting results (Unaudited)

September 16, 2011 annual meeting

At the meeting, the 10 nominees for election as Trustees by the holders of the preferred shares and common shares voting together as a single class were elected, as follows:

    			  Votes for 	Votes withheld

Ravi Akhoury 		49,985,314 		1,675,907
Barbara M. Baumann 	50,187,617 		1,473,604
Jameson A. Baxter 	50,069,055 		1,592,166
Charles B. Curtis 	50,190,863 		1,470,358
Robert J. Darretta 	50,211,107 		1,450,114
Paul L. Joskow 		50,227,723 		1,433,498
Kenneth R. Leibler 	50,181,309 		1,479,912
George Putnam, III 	49,997,376 		1,663,845
Robert L. Reynolds 	50,226,410 		1,434,811
W. Thomas Stephens 	50,230,343 		1,430,878

A quorum was not present with respect to the matter of electing two Trustees to be voted on solely by the preferred shareholders voting as a separate class. As a result, in accordance with the funds Declaration of Trust and Bylaws, independent fund Trustees John A. Hill and Robert E. Patterson remain in office and continue to serve as Trustees.

All tabulations are rounded to the nearest whole number.